Exhibit 99.1

WEYCO REPORTS FIRST QUARTER 2026 RESULTS

Milwaukee, Wisconsin---May 5, 2026---Weyco Group, Inc. (NASDAQ: WEYS) (“we,” “our,” “us” and the “Company”) today announced financial results for the quarter ended March 31, 2026.

First Quarter 2026 Overview

●	Net sales: $68.0 million (flat compared to Q1 2025)
●	Gross earnings: 44.2% of net sales (compared to 44.6% of net sales in Q1 2025)
●	Earnings from operations: $7.5 million (up 7% compared to $7.0 million in Q1 2025)
●	Net earnings: $6.1 million (up 10% from $5.5 million in Q1 2025)
●	Diluted earnings per share: $0.64 (up from $0.57 in Q1 2025)

North American Wholesale Segment

Wholesale net sales were $53.6 million for the quarter, down 1% from $54.3 million in the first quarter of 2025. Florsheim’s first quarter sales were up 5%, due to continued success in the dress shoe category. Florsheim’s increase was more than offset by lower sales of the Stacy Adams and BOGS brands, down 9% and 11%, respectively, due to lower retailer demand. Nunn Bush sales remained flat for the quarter.

Wholesale gross earnings as a percent of net sales were 38.7% and 39.4% in the first quarters of 2026 and 2025, respectively. Gross margins for the quarter continued to be negatively impacted by incremental tariffs, partially offset by selling price increases instituted in the second half of last year. Wholesale selling and administrative expenses totaled $13.8 million, or 26% of net sales, for the quarter versus $14.8 million, or 27% of net sales, last year. The decreases in 2026 were largely due to lower employee costs. Wholesale operating earnings totaled $7.0 million for the quarter, up 5% from $6.6 million in 2025, mainly due to lower selling and administrative expenses.

North American Retail Segment

Net sales in our retail segment totaled $8.8 million for the quarter, up 2% from $8.7 million in 2025. The increase resulted from higher sales of our e-commerce businesses. Retail gross earnings as a percent of net sales were 66.1% and 66.6% in the first quarters of 2026 and 2025, respectively. Retail operating earnings totaled $0.8 million for the quarter and $0.6 million in last year’s first quarter.

Other Operations

Other operations consist of our retail and wholesale businesses in Australia and South Africa (collectively, “Florsheim Australia”). Net sales of Florsheim Australia were $5.6 million in the first quarter of 2026, up 10% from $5.1 million in 2025. The increase was due to the appreciation of the Australian dollar relative to the U.S. dollar, as Florsheim Australia’s net sales in local currency were flat for the quarter. Florsheim Australia’s gross earnings as a percent of net sales were 62.9% and 62.7% in the first quarters of 2026 and 2025, respectively, and its quarterly operating losses totaled $0.2 million in both periods.

Incremental Tariffs

In February 2025, the U.S. imposed reciprocal and retaliatory tariffs on certain imported goods under the International Emergency Economic Powers Act (“IEEPA”).  We paid a total of approximately $19.8 million in IEEPA tariffs in 2025 and the first quarter of 2026. The IEEPA tariffs increased the cost of our products by 19% to 50%, resulting in gross margin compression.

On February 20, 2026, the U.S. Supreme Court ruled that IEEPA does not authorize the President to impose tariffs, declaring the IEEPA tariffs invalid. In April 2026, U.S. Customs and Border Protection (“CBP”) commenced a phased process to accept claims for potential refunds of IEEPA tariffs previously paid. The refund process formally opened on April 20, 2026, and on that date, we submitted claims covering our Phase 1 entries totaling $18.6 million. The timing for submitting claims related to our Phase 2 entries, totaling $1.2 million, has not yet been established. The timing and amount of any recoveries remain uncertain and subject to execution by CBP.

Following the U.S. Supreme Court's ruling, the President announced the implementation of a new across-the-board tariff under a separate statutory authority, currently set at 10%, although the scope and rate remain subject to change. U.S. trade policies continue to evolve and remain unpredictable, creating near-term gross margin uncertainty. We have mitigation strategies in place and will continue to adjust, as appropriate, in response to future policy developments.

"Florsheim delivered another strong quarter following its record 2025 performance, while our other brands continued to face headwinds resulting from ongoing market uncertainty," stated Thomas W. Florsheim, Jr., CEO. "Despite flat top-line results, our operating earnings improved, supported by lower costs. We are encouraged by the recent progress in the tariff refund process and believe it represents a constructive step toward recovering costs previously paid. At the same time, we remain focused on executing within a fluid trade environment. Our team is actively monitoring potential tariff developments and is prepared to respond, as appropriate, through future pricing and/or continued cost-management actions.”

Dividend Declaration

On May 5, 2026, our Board of Directors declared a cash dividend of $0.28 per share to all shareholders of record on May 19, 2026, payable June 30, 2026. This represents an increase of 4% above the previous quarterly dividend rate of $0.27.

Conference Call Details

Weyco Group will host a conference call on May 6, 2026, at 11:00 a.m. Eastern Time to discuss the first quarter 2026 financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes, and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://register-conf.media-server.com/register/BI905fcb27a8494543bb7a30fb095a981e

The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link:

https://edge.media-server.com/mmc/p/ncvykvxv. Alternatively, the replay will be available by visiting the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, and BOGS. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide.  Weyco Group also operates Florsheim stores in the United States, Australia, and South Africa.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause our results to be materially different from the results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the uncertain impacts of U.S. trade and tariff policies – particularly incremental tariffs on goods sourced from China - which remain highly dynamic and unpredictable; the impact of inflation generally and, specifically, increases in our costs for materials, labor and other manufacturing inputs; a slow-down or contraction in the overall U.S. or Australian economies; our ability to successfully market and sell our products in a highly competitive industry and in view of changing and unpredictable consumer trends; the effect of unseasonable weather conditions on the demand for certain of our products; our ability to successfully procure our products from independent manufacturers on a timely basis; consumer acceptance of products and other factors affecting retail market conditions, changes in interest rates, the uncertain impact of the wars in Ukraine, Israel, and Iran and the related economic and other sanctions imposed by the U.S. and European Union; and other factors detailed from time to time in our filings made with the Securities and Exchange Commission, including our annual report on Form 10-K filed on March 13, 2026, which are incorporated herein by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

Judy Anderson

Vice President, Chief Financial Officer and Secretary

414-908-1833

WEYCO GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
	2026	2025

	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$89,036	$96,006
Marketable securities, at amortized cost	1,727	1,425
Accounts receivable, net	39,313	38,899
Inventories	50,538	65,887
Prepaid expenses and other current assets	2,602	3,218
Total current assets	183,216	205,435

Marketable securities, at amortized cost	3,160	3,460
Property, plant and equipment, net	27,375	27,414
Operating lease right-of-use assets	9,278	10,257
Goodwill	12,317	12,317
Trademarks	32,868	32,868
Other assets	28,044	27,916
Total assets	$296,258	$319,667

LIABILITIES AND EQUITY:
Accounts payable	$5,227	$11,198
Dividend payable	—	21,385
Operating lease liabilities	4,028	4,354
Accrued liabilities	10,143	11,062
Accrued income tax payable	2,772	638
Total current liabilities	22,170	48,637

Deferred income tax liabilities	13,796	13,828
Long-term pension liability	10,510	10,787
Operating lease liabilities	5,757	6,437
Other long-term liabilities	382	410
Total liabilities	52,615	80,099

Common stock	9,532	9,532
Capital in excess of par value	74,413	73,967
Reinvested earnings	173,437	169,923
Accumulated other comprehensive loss	(13,739)	(13,854)
Total equity	243,643	239,568
Total liabilities and equity	$296,258	$319,667

WEYCO GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

	Three Months Ended March 31,
	2026	2025

	(In thousands, except per share amounts)

Net sales	$68,005	$68,030
Cost of sales	37,939	37,655
Gross earnings	30,066	30,375

Selling and administrative expenses	22,562	23,344
Earnings from operations	7,504	7,031

Interest income	685	634
Interest expense	(4)	(1)
Other income (expense), net	157	(127)

Earnings before provision for income taxes	8,342	7,537

Provision for income taxes	2,221	1,994

Net earnings	$6,121	$5,543

Weighted average shares outstanding
Basic	9,412	9,548
Diluted	9,509	9,664

Earnings per share
Basic	$0.65	$0.58
Diluted	$0.64	$0.57

Cash dividends declared (per share)	$0.27	$0.26

WEYCO GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
	2026	2025

	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$6,121	$5,543
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	633	532
Amortization	50	65
Bad debt expense	1	140
Deferred income taxes	(58)	(33)
Net foreign currency transaction (gains) losses	(90)	67
Share-based compensation expense	434	427
Pension (benefit) expense	(18)	120
Increase in cash surrender value of life insurance	(120)	(110)
Changes in operating assets and liabilities -
Accounts receivable	(420)	(2,441)
Inventories	15,350	5,827
Prepaid expenses and other assets	575	(84)
Accounts payable	(5,971)	(3,579)
Accrued liabilities and other	(1,189)	(4,292)
Accrued income taxes	2,133	1,947
Net cash provided by operating activities	17,431	4,129

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(554)	(417)
Net cash used for investing activities	(554)	(417)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(23,926)	(2,482)
Shares purchased and retired	(34)	(732)
Net proceeds from stock options exercised	13	—
Net cash used for financing activities	(23,947)	(3,214)

Effect of exchange rate changes on cash and cash equivalents	100	85

Net (decrease) increase in cash and cash equivalents	$(6,970)	$583

CASH AND CASH EQUIVALENTS at beginning of period	96,006	70,963

CASH AND CASH EQUIVALENTS at end of period	$89,036	$71,546

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$127	$71
Interest paid	$4	$1

NON-CASH FINANCING ACTIVITY:
Settlement of dividend payable with prefunded dividend	$—	$21,579